Exhibit 23




               CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
               -------------------------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-119045, 333-78805, and 033-54863) of The Great
Atlantic & Pacific Tea Company, Inc. of our report dated May 10, 2005, relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 10, 2005 relating to the financial statement schedule which appears in this Form 10-K.



Florham Park, New Jersey
May 10, 2005